UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 23, 2014

Commission File Number:  000-55158

Cocrystal Pharma, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
20-5978559
(IRS Employer Identification No.)

19805 North Creek Parkway, Bothell, Washington 98011
(Address of principal executive offices)

425-398-7178
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 23, 2014, Cocrystal Pharma, Inc. (the "Company") sold 600,000 shares of MusclePharm Corporation ("Musclepharm") common stock to non-affiliated accredited investors for $5.4 million or $9.00 per share. As previously reported, the Musclepharm shares were acquired in connection with the sale of the Company's operating assets to Musclepharm (the "Transaction"). The purchasers agreed to a Lock-Up/Leak-Out Agreement which limits the sale of the shares to 12.5% per calendar month for an eight month period for any shares sold below $14.50 per share. The Company owns an additional 600,000 shares of Musclepharm common stock which it received as part of the Transaction, which shares are being held in escrow.

From the proceeds, the Company paid $2,626,290.72 to EverBank to acquire a promissory note (the "Note"), which is secured by a deed of trust on the property (the "Property") from which the Company previously conducted its principal operations. The Note was guaranteed by Biozone Laboratories, Inc., the Company's wholly-owned subsidiary. As previously reported, in connection with the Transaction, the Company assigned its lease to the Property to Musclepharm which triggered notice and approval requirements by the landlord and EverBank. The Company did not receive the requisite approval of either party. As the holder of the Note, the Company has notified the landlord that it consented to the change of control. See Form 10-Q for the three months ended March 31, 2014 for a description of the litigation filed by the landlord.

In connection with the sale of shares and pay-off of the Note, Musclepharm agreed to waive the Lock-Up/Leak-Out requirements under the Transaction with respect to the 600,000 shares sold by the Company to the purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cocrystal Pharma, Inc.

Date:   June 27, 2014
By:	/s/ Gary Wilcox

Name: Gary Wilcox
Title: Chief Executive Officer